Exhibit 5(a)

January  27,  2010

Wells Fargo Commercial Mortgage Securities, Inc.
301 South College Street
One Wachovia Center
Charlotte, North Carolina 28288-0166

Re:	Wells Fargo Commercial Mortgage Securities, Inc. Commercial Mortgage Pass-Through Certificates Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation (the “Registrant”), in connection with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-3 (the “Registration Statement”) relating to the issuance from time to time of the Registrant’s commercial mortgage pass-through certificates (the “Certificates”) in one or more series (each, a “Series”).  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  As described in the prospectus (the “Prospectus”) forming a part of the Registration Statement, the Certificates of each Series will be issued, and evidence interests in a trust fund established, under a separate pooling and servicing agreement (a “Pooling and Servicing Agreement”) between the Registrant, the trustee named therein and (if applicable) one or more additional parties identified in the prospectus supplement relating to such Series (the related “Prospectus Supplement”).

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion.  In our examination, we have assumed the following:  (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed.  As to any facts material to the opinions expressed herein that were not known to us, we have relied upon certificates, statements and representations of officers and other representatives of the Registrant and others.

In rendering this opinion, we have further assumed that:  (i) the Pooling and Servicing Agreement with respect to each Series of Certificates is executed and delivered substantially in the form filed as an exhibit to the Registration Statement; (ii) each party to the Pooling and Servicing Agreement with respect to each Series of Certificates has the power and authority to enter into and perform all of such party’s obligations thereunder; (iii) when the Pooling and Servicing Agreement with respect to each Series of Certificates has been duly authorized by all necessary action, and executed and delivered by each party thereto, it will constitute the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms; and (iv) the transactions contemplated to occur under the Registration Statement, the Prospectus included as part of the Registration Statement, the Prospectus Supplement with respect to each Series of Certificates and the related Pooling and Servicing Agreement with respect to each Series of Certificates in fact occur in accordance with the respective terms thereof.

Based upon and subject to the foregoing, we are of the opinion that—

A.           When (i) the Registration Statement has become effective, (ii) the issuance and principal terms of any Series of Certificates have been duly authorized by all necessary action by the Registrant, (iii) the Pooling and Servicing Agreement relating to such Series has been duly authorized by all necessary action and executed and delivered by or on behalf of each party thereto, and (iv) the Certificates of such Series have been duly executed, authenticated and delivered in accordance with the terms and conditions of the Pooling and Servicing Agreement relating to such Series and sold in the manner described in the Registration Statement, in any amendment thereto, in the Prospectus included as part of the Registration Statement and in any Prospectus Supplement relating thereto, then the Certificates of such Series will be legally and validly issued and outstanding, fully paid and non-assessable; and

B.           The description set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus included as part of the Registration Statement, although it does not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986), otherwise correctly describes, as of the date hereof, the material aspects of the federal income tax treatment of an investment in a Series of Certificates commonly applicable to investors that are U.S. Persons (as defined in such Prospectus) and, where expressly indicated therein, to investors that are not U.S. Persons.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus included as part of the Registration Statement and in the Prospectus Supplement relating to each Series of Certificates with respect to which we act as counsel to the Registrant.  In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

We express no opinion as to any laws other than the federal laws of the United States of America and the laws of the State of New York. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.  We express no opinion with respect ot any Series of Certificates for which we do not as counsel to the Registrant.

Very truly yours,

/s/ Sidley Austin LLP